Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the registration of shares of the Common Stock of Novellus Systems, Inc. for use under the Novellus Systems, Inc. Retirement Plan of our report dated May 28, 2004, with respect to the financial statements and schedules of the Novellus Systems, Inc. Retirement Plan as of and for the years ended December 31, 2003 and 2002 included in the Annual Report on Form 11-K.

/s/ MOHLER, NIXON & WILLIAMS
Accountancy Corporation

Campbell, California
December 10, 2004